Exhibit 4.16

BUSINESS ALLIANCE AGREEMENT (SALES COOPERATION)

Robot Consulting Co., Ltd. (“Party A”) and Infcurion Co., Ltd. (“Party B”) hereby enter into this Business Alliance Agreement (this “Agreement”) in connection with Party A and Party B cooperating to promote sales of the service “Winvoice” operated by Party B (the “Service”), as follows.

Article 1 (Content of Cooperation)

1. Party A and Party B shall cooperate with each other with respect to the sale of the Service.

2. Party A shall introduce the Service to corporations or sole proprietors who may use the Service (“Customers,” which shall include those who have entered into a Winvoice Usage Agreement pursuant to Paragraph 5 below).

3. In connection with the preceding paragraph, Party A shall not engage in any of the following acts:

(1) Making any representation, warranty, or agreement that binds Party B in dealings with Customers;

(2) Any act that impairs the credibility of Party B or the Service;

(3) Communicating false information; or

(4) Any act similar to the foregoing.

4. Party B shall provide Party A with brochures and other materials regarding the Service (including the API specifications, if Party A uses the API in performing this Agreement), and Party A shall use such materials solely for the purposes of this Agreement. “API” means the application programming interface relating to the Service, and Party A shall comply with the contents of the API specifications when using the API.

5. Party B shall, at its own expense and responsibility, enter into an agreement concerning use of the Service (the “Winvoice Usage Agreement”) with a Customer introduced by Party A.

6. Party B shall endeavor to provide the Service in a stable manner.

7. This Agreement shall not prevent Party B from selling the Service independently or through a third party.

Article 2 (Treatment of Payment Processing Fees, etc.)

1. Payment processing fees and other related matters shall be as set forth in Exhibit 1.

2. In the event of changes in economic conditions or other circumstances, Party B may, after consultation with Party A, amend the provisions of this Article and Exhibit 1.

Article 3 (Provision of Customer Information)

1. Where a Customer uses the Service upon introduction by Party A (including use of the Service via Party A’s website or otherwise), Party B shall provide Party A with the following information for use by Party A for the following purposes:

(1) Purposes for which Party A uses the information

① Improving and enhancing customer acquisition and promotion of use of the Service by Party A;

② Responding to inquiries from the relevant Customer directed to Party A; and

③ Introducing and promoting Party A’s products and services to the relevant Customer.

(2) Information to be provided by Party B to Party A

① The Customer’s business form, representative’s name, email address, and similar information;

② Where the Customer is a buyer, information regarding the goods or other items transacted between the Customer and its supplier, the price thereof, and other information relating to billing and payment under the agreement between the Customer and the supplier, together with electronic invoice files; and

③ Where the Customer is a supplier, information regarding the goods or other items transacted between the Customer and its buyer, the price thereof, and other information relating to billing and payment under the agreement between the Customer and the buyer, together with electronic invoice files.

2. Where, among inquiries from Customers, there are matters that should be answered by Party B, Party A shall provide Party B with the following information for use by Party B for the following purposes:

(1) Purposes for which Party B uses the information

① Responding to inquiries that should be answered by Party B.

(2) Information to be provided by Party A to Party B

① Content of the inquiry;

② Name of the Customer; and

③ Name, email address, and telephone number of the Customer’s representative.

Article 4 (Prohibition of Subcontracting)

1. Party A shall not subcontract all or any part of its own duties under this Agreement to any third party without the prior written consent of Party B.

Article 5 (Confidentiality Obligation)

1. Party A and Party B shall not, without the other party’s written consent, disclose or leak to any third party any technical, sales, or other business secrets disclosed by the other party in connection with this Agreement, both during the term of this Agreement and after its termination. When disclosing confidential information to the other party, each party shall indicate that such information is confidential; provided, however, that the following information shall be excluded from confidential information:

(1) Information that was lawfully held without any confidentiality obligation at the time of disclosure by the other party;

(2) Information lawfully obtained without any confidentiality obligation from a third party who has the legitimate authority to disclose it without owing a confidentiality obligation to the other party;

(3) Information independently developed without relying on the confidential information;

(4) Information that was already publicly known at the time of disclosure by the other party, or that became publicly known without breach of this Agreement; and

(5) Information disclosed by the other party to a third party without imposing a confidentiality obligation.

2. The provisions of this Article shall survive for three (3) years after termination of this Agreement.

Article 6 (Term of Agreement)

1. The term of this Agreement with respect to the business hereunder shall be two (2) years from the date of execution.

2. Unless either party gives written notice of non-renewal of this Agreement no later than six (6) months prior to expiration of the term, this Agreement shall be renewed for one (1) additional year on the same terms and conditions, and thereafter in the same manner.

3. Party A may terminate this Agreement, effective as of the date designated for termination (the “Designated Termination Date”), by giving notice to Party B no later than six (6) months prior to the Designated Termination Date.

4. In the case of the preceding paragraph, Party A shall pay to Party B, by the Designated Termination Date, the contract amount corresponding to the remaining term of the Agreement. The “contract amount” referred to in this paragraph means the total of the following:

(1) The amount obtained by multiplying the minimum payment amount by the remaining contract term.

Article 7 (Termination of Agreement)

1. If Party A or Party B falls under any of the following items, the other party may terminate all or part of this Agreement immediately without any notice or demand:

(1) Where a petition for bankruptcy, corporate reorganization, civil rehabilitation, or other insolvency proceedings (including any such proceedings amended or enacted after execution of this Agreement) is filed against, or is filed by, such party;

(2) Where such party suspends payments, or is subject to a disposition of suspension of transactions by a clearing house, or to a disposition of suspension of transactions or an equivalent measure by an electronic monetary claim recording institution;

(3) Where a petition for provisional attachment, attachment, provisional disposition, or compulsory auction is filed against such party;

(4) Where such party is dissolved, or attempts to transfer all or a material part of its business; or

(5) Where such party fails to perform its obligations under this Agreement and, despite a demand for performance within a reasonable period, fails to perform within such period.

2. If Party A or Party B falls under any item of Paragraph 1 above, such party shall automatically lose the benefit of time with respect to all monetary obligations owed to the other party, and shall immediately pay such obligations to the other party.

Article 8 (Treatment of the Winvoice Usage Agreement upon Termination of this Agreement)

1. Regardless of the reason, if this Agreement is terminated or is likely to be terminated, Party A and Party B shall, together with the relevant Customer, consult and determine whether to continue the Winvoice Usage Agreement and other necessary matters.

Article 9 (Handling of Materials)

1. If Party A has received materials relating to the Service from Party B, Party A shall promptly return or destroy such materials upon termination of this Agreement.

Article 10 (Elimination of Anti-Social Forces)

1. Party A and Party B each represent and warrant that neither itself, nor its parent company, subsidiaries, or affiliated companies (including officers or other persons having substantial control over such companies; the same shall apply in this Article) has been, is currently, or will in the future be, an organized crime group, a member of an organized crime group, a quasi-member of an organized crime group, a company related to an organized crime group, a corporate racketeer, a group advocating social movements or engaging in special intelligence violence, or any other person equivalent thereto (collectively, “Anti-Social Forces”), and further represents that it does not, and will not in the future, fall under any of the following items:

(1) Having a relationship in which Anti-Social Forces are found to control its management;

(2) Having a relationship in which Anti-Social Forces are found to be substantially involved in its management;

(3) Having a relationship in which it is found to improperly use Anti-Social Forces, such as for the purpose of securing wrongful profit for itself or a third party, or of causing damage to a third party;

(4) Having a relationship in which it is found to be involved in providing funds or other benefits to Anti-Social Forces; or

(5) Having an officer or a person substantially involved in management who has a socially reprehensible relationship with Anti-Social Forces.

2. Party A and Party B each represent that neither itself, nor its parent company, subsidiaries, or affiliated companies, will engage, whether by itself or through a third party, in any of the following acts:

(1) Violent demands;

(2) Unreasonable demands exceeding legal liability;

(3) Threatening speech or conduct, or the use of violence, in connection with transactions;

(4) Spreading rumors, using deceptive means, or using force to damage the credit of, or interfere with the business of, the other party; or

(5) Any act similar to the foregoing.

3. If either party breaches Paragraph 1 or 2 above, the other party may terminate all or part of this Agreement without any notice or demand.

4. If either party breaches Paragraph 1 or 2 above, such party shall automatically lose the benefit of time with respect to all monetary obligations owed to the other party, and shall immediately pay such obligations to the other party.

5. Neither party shall be liable for any damages incurred by the breaching party as a result of termination pursuant to Paragraph 3 above.

6. The non-breaching party may claim damages from the breaching party for any damages incurred by the non-breaching party arising from termination pursuant to Paragraph 3 above.

Article 11 (Prohibition of Assignment of Rights and Obligations)

1. Neither Party A nor Party B shall, without the other party’s prior written consent, transfer its status under this Agreement to any third party, or assign, cause a third party to assume, or provide as security, all or part of the rights and obligations arising from this Agreement.

Article 12 (Governing Law and Jurisdiction)

1. This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall have exclusive jurisdiction as the court of first instance.

Article 13 (Consultation)

1. Any matters not provided for in this Agreement, or any questions arising in connection with the performance of this Agreement, shall be resolved amicably through good-faith consultation between Party A and Party B.

IN WITNESS WHEREOF, two (2) originals of this Agreement have been prepared, and Party A and Party B shall each affix their names and seals thereto and retain one (1) original each. However, where this Agreement is executed electronically, an electromagnetic record of this Agreement shall be prepared, and after Party A and Party B have reached agreement, each party shall affix its electronic signature and retain its own electromagnetic record.

November 11, 2024

(Party A) 5-22-6 Shimbashi, Minato-ku, Tokyo

Le Glaciel BLDG. 2-6

Robot Consulting Co., Ltd.

Hidetoshi Yokoyama, Representative Director

(Party B) MFPR Kojimachi Building 7F, 5-7-2 Kojimachi, Chiyoda-ku, Tokyo

Infcurion Co., Ltd.

Koki Maruyama, Representative Director

EXHIBIT 1

1. The terms used in this Exhibit 1 are defined as follows:

(1) “Invoice Amount” means the price of goods or other items in a transaction between a Customer (a buyer or a supplier) introduced by Party A to Party B and its counterparty (the supplier, where the Customer is a buyer; or the buyer, where the Customer is a supplier).

(2) “Service Usage Fee” means the amount calculated by the following formula:

[ Invoice Amount per invoice × Rate determined by Party A ]

(3) “Transaction Volume” means either of the following:

① Where the Customer is a buyer:

The card payment amount for which the relevant Customer used the Service, calculated by the following formula:

[ Invoice Amount + Service Usage Fee ]

② Where the Customer is a supplier:

The card payment amount for which the buyer that is the Customer’s counterparty used the Service, which shall be the same amount as the Invoice Amount.

(4) “Payment Processing Fee” means the amount calculated by the following formula (provided that if the calculated amount is less than JPY 300, it shall be JPY 300):

[ Transaction Volume per transaction × 0.8% ]

(5) “Merchant Fee” means the amount payable by Party B to its acquirer, calculated by whichever of the following formulas applies:

① Visa Transaction Volume × 1.00%

② Mastercard Transaction Volume × 1.00%

③ JCB Transaction Volume × 1.10%

2. Party A and Party B shall confirm the following matters each month:

(1) The total Transaction Volume for the relevant month;

(2) The total Payment Processing Fees for the relevant month;

(3) The total Merchant Fees for the relevant month; and

(4) The total Invoice Amount for the relevant month.

3. Party B shall pay to Party A, by the last day of the following month, the amount calculated by the following formula, together with the consumption tax and other applicable taxes thereon:

[ Amount under Paragraph 2, Item (1) – Amount under Paragraph 2, Item (2) – Amount under Paragraph 2, Item (3) – Amount under Paragraph 2, Item (4) ]

Provided, however, that with respect to the portion of the amount under Paragraph 2, Item (4) relating to Customers that are suppliers, such amount shall be calculated by the following formula:

[ Invoice Amount – Service Usage Fee ]

4. Bank transfer fees shall be borne by the party making the transfer.

END